Exhibit 99.1
For More Information Contact:
Carole Herbstreit (414) 438-6882
For Immediate Release
Brady Corporation announces the election of Patrick W. Allender to its Board of Directors
MILWAUKEE (September 07, 2007) — Patrick W. Allender, former chief financial officer of Danaher Corporation (NYSE:DHR) has been elected to the Brady Corporation (NYSE:BRC) Board of Directors.
     Allender, 60, joined Danaher in 1987 as CFO and secretary and has played a key role in the company’s growth over the past 20 years. He served as executive vice president from 1998 until his retirement from Danaher earlier this year. Prior to joining Danaher, he was a partner with Arthur Andersen & Co.
     “We are very pleased to welcome Patrick Allender to our board. He comes from a successful company with a solid track record of making strategic acquisitions. Pat has great business sense which comes from many years in a very successful business career,” said Brady President and Chief Executive Officer Frank M. Jaehnert.
     “Pat Allender’s experience at Danaher will lend itself well to helping us move Brady to the next level of success,” said Robert Buchanan, chair of Brady’s corporate governance committee.
     “I am impressed with the solid management team in place at Brady. As a member of the board, I look forward to working with them as they continue to grow company profitability and global presence,” said Allender.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 9,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion.
     More information is available on the Internet at www.bradycorp.com.
###